EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact: Tom Ryan/Don Duffy 203.682.8200 Media Contact: Michael Fox 203.682.8200	Sally Smith – President and CEO Mary Twinem – CFO

Buffalo Wild Wings, Inc. Announces

First Quarter 2005 Results

– Earnings per diluted share of $0.28 –

Minneapolis, Minnesota, April 26, 2005 – Buffalo Wild Wings, Inc.(Nasdaq: BWLD), announced today financial results for the first quarter ended March 27, 2005. Highlights for the first quarter versus the same period a year ago were:

•	Total revenue increased 26.4% to $50.8 million

•	Company-owned restaurant sales grew 25.5% to $45.1 million

•	First quarter same store sales increased 6.1% at company-owned restaurants and 3.2% at franchised restaurants

•	Earnings per diluted share increased 3.7% to $0.28

Sally Smith, President and Chief Executive Officer commented, “During the first quarter we achieved company-owned same store sales growth of 6.1%, a significant increase given last year’s double-digit growth. Our performance was driven by strong sales during the NCAA basketball tournament and targeted media campaigns in January and February. In terms of profitability, favorable chicken wing prices helped partially offset high operating costs in new markets.”

Total revenue, which includes company-owned restaurant sales and franchise royalties and fees, increased 26.4% to $50.8 million in the first quarter compared to $40.2 million in the first quarter of 2004. Company-owned restaurant sales for the quarter grew 25.5% to $45.1 million aided by a company-owned same store sales increase of 6.1% and 18 more company-owned locations in operation at the end of the first quarter 2005 relative to the same period in 2004. Franchise royalties and fees increased 34.4% to $5.7 million versus $4.3 million in the prior year, due to a franchised same store sales increase of 3.2% and 44 more franchised restaurants at the end of the period versus a year ago.

Average weekly sales for company-owned restaurants were $33,195 for the first quarter of 2005 compared to $32,289 for the same quarter last year, a 2.8% increase. Franchised restaurants averaged $41,309 for the period versus $39,678 in the first quarter a year ago, a 4.1% increase.

For the first quarter, earnings per diluted share were $0.28, which included compensation expense of $523,000 or $0.04 per diluted share, related to the company’s restricted stock incentive program, versus earnings per diluted share of $0.27 in the first quarter of 2004, which did not have a stock compensation charge.

Second Quarter and Full Year 2005 Outlook

For the second quarter ending June 26, 2005, the company anticipates total revenue of approximately $48 million to $49 million, based on estimated same store sales increases of 2% to 4% at company-owned restaurants and 2% to 4% at franchised locations, as well as the addition of 3 new company-owned and 11 new franchised restaurants. Earnings per diluted share for the second quarter are expected to range from $0.15 to $0.17. This is based on the previously mentioned revenue assumptions, average chicken wing prices for the second quarter of $1.16 per pound, stock-based compensation expense of $475,000 and diluted weighted average shares outstanding of 8.7 million.

For the full year 2005, the company continues to expect total revenue of approximately $215 million to $220 million, based on estimated annual same store sales increases of 4% to 5% at company-owned restaurants and 2% to 3% at franchised units, as well as the addition of 19 to 21 new company-owned restaurants and 45 to 50 new franchised units.

“We are fully aware of the challenging same store sales comparisons going forward. Consequently, we will continue to utilize media advertising, local marketing initiatives, and new product development to sustain our sales momentum.” Ms. Smith continued, “With the entire Buffalo Wild Wings team focused on maximizing sales and improving operational execution, we continue our growth towards becoming an established national brand. In the process, we believe we can translate our growth into solid financial performance and reward our shareholders.”

Included in this release is information regarding restaurant unit counts, same store sales and average weekly sales volumes. Our management team believes such information is an important measure of our performance and is useful in assessing consumer acceptance of the Buffalo Wild Wings Grill & Bar concept. Franchise information also provides an understanding of our revenues as franchise royalties and fees are based on the opening of franchised units and their sales. However, these sales measures are not prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP), should not be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP, and may not be comparable to sales measures as defined or used by other companies.

Buffalo Wild Wings will be hosting a conference call today, April 26, 2005 at 5:00 p.m. EDT to discuss these results. There will be a simultaneous webcast conducted at our website http://www.buffalowildwings.com.

About the Company

Buffalo Wild Wings, Inc., founded in 1982 and headquartered in Minneapolis, Minnesota, is an established and growing owner, operator and franchisor of Buffalo Wild Wings Grill & Bar restaurants featuring a variety of boldly flavored, made-to-order menu items including Buffalo, New York-style chicken wings spun in one of 12 signature sauces. The widespread appeal of Buffalo Wild Wings establishes it as an inviting, neighborhood destination with 320 restaurants in 32 states.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance and expected store openings for the second quarter and full year of 2005, are forward-looking statements that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of our management. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of locations opening during the second quarter and full year of 2005, the sales at these and our other company-owned and franchised locations, our ability to successfully operate in new markets, the cost of wings, the success of our marketing initiatives, our ability to control other restaurant operating costs and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.

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BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(Dollar amounts in thousands except share and per share data)

(unaudited)

	Three months ended
	March 28, 2004	March 27, 2005
Revenue:
Restaurant sales	$35,926	45,073
Franchise royalties and fees	4,257	5,720

Total revenue	40,183	50,793

Costs and expenses:
Restaurant operating costs:
Cost of sales	12,427	15,231
Labor	9,959	13,217
Operating	5,422	6,857
Occupancy	2,293	3,156
Depreciation	2,033	2,675
General and administrative	4,054	5,626
Preopening	343	313
Restaurant closures and impairment	11	18

Total costs and expenses	36,542	47,093

Income from operations	3,641	3,700

Other income (expense):
Interest income	133	272

	133	272

Earnings before income taxes	3,774	3,972

Income tax expense	1,472	1,521

Net earnings	$2,302	2,451

Earnings per common share – basic	$0.29	0.29
Earnings per common share – diluted	0.27	0.28

Weighted average shares outstanding – basic	7,815,430	8,367,068
Weighted average shares outstanding – diluted	8,381,545	8,676,772

The following table expresses results of operations as a percentage of total revenue for the periods presented, except for restaurant operating costs which are expressed as a percentage of restaurant sales:

	Three months ended
	March 28, 2004	March 27, 2005
Revenue:
Restaurant sales	89.4%	88.7%
Franchising royalties and fees	10.6	11.3

Total revenue	100.0	100.0

Costs and expenses:
Restaurant operating costs:
Cost of sales	34.6	33.8
Labor	27.7	29.3
Operating	15.1	15.2
Occupancy	6.4	7.0
Depreciation	5.1	5.3
General and administrative	10.1	11.1
Preopening	0.9	0.6
Restaurant closures and impairment	—	—

Total costs and expenses	90.9	92.7

Income from operations	9.1	7.3

Other income (expense):
Interest income	0.3	0.5

Earnings before income taxes	9.4	7.8
Income tax expense	3.7	3.0

Net earnings	5.7%	4.8%

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollar amounts in thousands)

(unaudited)

	December 26, 2004	March 27, 2005
Assets
Current assets:
Cash and cash equivalents	$12,557	6,407
Marketable securities	36,454	42,606
Accounts receivable – franchisees, net of allowance of $25	689	808
Accounts receivable – other	2,077	3,583
Inventory	1,207	1,260
Income taxes receivable	1,727	724
Prepaid expenses	1,470	1,172
Deferred income taxes	840	700

Total current assets	57,021	57,260

Property and equipment, net	59,649	59,676
Restricted cash	782	666
Other assets	774	796
Goodwill	759	759

Total assets	$118,985	119,157

Liabilities and Stockholders’ Equity
Current liabilities:
Unearned franchise fees	$2,433	2,274
Accounts payable	5,383	3,963
Accrued compensation and benefits	6,339	4,729
Accrued expenses	3,663	3,515
Current portion of deferred lease credits	509	476

Total current liabilities	18,327	14,957

Long-term liabilities:
Marketing fund payables	782	666
Deferred income taxes	6,298	6,348
Deferred lease credits, net of current portion	7,871	8,545

Total liabilities	33,278	30,516

Commitments and contingencies

Stockholders’ equity:
Undesignated stock, 5,600,000 shares authorized	—	—
Common stock, no par value. Authorized 15,600,000 shares;
issued and outstanding 8,425,771and 8,498,910 respectively	71,491	74,901
Deferred compensation	(1,817)	(4,744)
Retained earnings	16,033	18,484

Total stockholders’ equity	85,707	88,641

Total liabilities and stockholders’ equity	$118,985	119,157

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollar amounts in thousands)

(unaudited)

	Three months ended
	March 28, 2004	March 27, 2005

Cash flows from operating activities:
Net earnings	$2,302	2,451
Adjustments to reconcile net earnings to cash provided by operations:
Depreciation	2,033	2,675
Amortization	—	5
Restaurant closures and impairment	11	18
Deferred lease credits	(56)	(61)
Deferred income taxes	85	190
Stock-based compensation	—	—
Stock-based compensation	—	523
Change in operating assets and liabilities:
Accounts receivable	(1,072)	(981)
Inventory	(128)	(53)
Prepaid expenses	246	298
Other assets	(15)	(22)
Unearned franchise fees	401	(159)
Accounts payable	(124)	(1,420)
Income taxes	1,159	1,003
Accrued expenses	(774)	(1,758)

Net cash provided by operating activities	4,068	2,709

Cash flows from investing activities:
Acquisition of franchisee restaurants	—	—
Acquisition of property and equipment	(5,958)	(2,662)
Purchase of marketable securities	—	(20,587)
Proceeds of marketable securities	—	14,430

Net cash used in investing activities	(5,958)	(8,819)

Cash flows from financing activities:
Issuance of common stock	185	286
Proceeds from notes payable	—	—
Tax payments for restricted stock	—	(326)

Net cash provided by (used in) financing activities	185	(40)

Net decrease in cash and cash equivalents	(1,705)	(6,150)

Cash and cash equivalents at beginning of period	49,538	12,557

Cash and cash equivalents at end of period	$47,833	6,407

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

Supplemental Information

Restaurant Count

Company-owned Restaurants:

	Q1	Q2	Q3	Q4
2005	106
2004	88	92	97	103
2003	73	74	77	84
2002	56	60	63	70
2001	45	47	48	53
Franchised Restaurants:
	Q1	Q2	Q3	Q4
2005	212
2004	168	175	189	203
2003	131	138	142	161
2002	108	119	123	129
2001	95	97	100	105
Quarterly Same Store Sales Company-owned Restaurants:
	Q1	Q2	Q3	Q4	Year
2005	6.1%
2004	11.1%	10.6%	9.9%	7.6%	9.7%
2003	(1.4%)	2.7%	6.7%	8.5%	4.3%
2002	5.6%	4.6%	(0.7%)	(1.8%)	1.6%
2001	9.1%	7.0%	6.4%	12.1%	8.8%
Franchised Restaurants:
	Q1	Q2	Q3	Q4	Year
2005	3.2%
2004	12.0%	10.4%	5.7%	3.7%	7.6%
2003	(0.4%)	2.3%	8.5%	10.7%	5.6%
2002	4.2%	4.5%	0.0%	(1.8%)	1.5%
2001	4.3%	3.7%	5.3%	8.4%	5.5%

BUFFALO WILD WINGS, INC. AND SUBSIDIARIES

Supplemental Information

Average Weekly Sales Volumes

Company-owned Restaurants:

	Q1	Q2	Q3	Q4	Year
2005	$33,195
2004	32,289	30,248	30,983	33,038	31,663
2003	28,782	27,132	28,281	31,171	28,886
2002	29,564	26,330	25,916	28,466	27,547
2001	27,675	25,644	26,722	29,426	27,382
Franchised Restaurants:
	Q1	Q2	Q3	Q4	Year
2005	$41,309
2004	39,678	38,072	38,727	40,926	39,402
2003	33,920	33,393	35,289	39,014	35,491
2002	32,956	31,623	31,619	34,023	32,574
2001	30,533	28,820	29,835	33,267	30,652
Average Quarterly Wing Prices Per Pound
	Q1	Q2	Q3	Q4	Year
2005	$1.45
2004	1.49	1.46	1.35	1.30	1.39
2003	1.01	1.02	1.00	1.21	1.06
2002	1.11	.87	.84	.78	.89
2001	1.14	1.22	1.22	1.16	1.18